Exhibit (d)(6)

FEE WAIVER/EXPENSE REIMBURSEMENT AGREEMENT

ALLIANCEBERNSTEIN L.P.
1345 Avenue of the Americas
New York, New York 10105

March 2, 2020

AB Cap Fund, Inc.

AB Concentrated Growth Fund

1345 Avenue of the Americas

New York, New York 10105

Dear Sirs:

AllianceBernstein L.P. herewith confirms our agreement with you as follows:

1.       You are an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “Act”). Pursuant to an Advisory Agreement dated as of November 13, 2019 (the “Advisory Agreement”), you have employed us to manage the investment and reinvestment of assets with respect to AB Concentrated Growth Fund (the “Portfolio”), a non-diversified portfolio.

2.       We hereby agree that, notwithstanding any provision to the contrary contained in the Advisory Agreement, we shall waive, as provided herein, a portion of the fees payable to us pursuant to the Advisory Agreement (“Advisory Fees”) and/or bear expenses of the Portfolio in order to reduce total Portfolio operating expenses by 0.15% of the Portfolio’s average daily net assets through October 31, 2021 or until the Portfolio’s current advisory fee rate as set forth in the Advisory Agreement is contractually reduced by 0.15% or more.

3.       Nothing in this Agreement shall be construed as preventing us from contractually or voluntarily limiting, waiving or reimbursing other of your expenses outside the contours of this Agreement during any time period before or after October 31, 2021; nor shall anything herein be construed as requiring that we limit, waive or reimburse any of your expenses incurred after October 31, 2021 or, except as expressly set forth herein, prior to such date.

4.       This Agreement shall become effective on the date hereof and remain in effect until October 31, 2021 and shall continue thereafter from year to year unless otherwise terminated by us upon 60 days’ notice prior to October 31, 2021 or the date of any subsequent yearly continuation of this Agreement. Notwithstanding the foregoing, this Agreement will automatically terminate in the event of a contractual reduction in the Portfolio’s current advisory fee rate as set forth in the Advisory Agreement by 0.15% or more.

5.       This Agreement shall be construed in accordance with the laws of the State of New York, provided, however, that nothing herein shall be construed as being inconsistent with the Act.

If the foregoing is in accordance with your understanding, will you kindly so indicate by signing and returning to us the enclosed copy hereof.

Very truly yours, ALLIANCEBERNSTEIN L.P.

By:	/s/ Emilie D. Wrapp
Emilie D. Wrapp Assistant Secretary

Agreed to and accepted
as of the date first set forth above.

AB Cap Fund, Inc.

By:	/s/ Stephen J. Laffey
Stephen J. Laffey Assistant Secretary